                                                               Exhibit (a)(5)(M)

        VERIO INC. EXTENDS DEBT TENDER OFFERS AND CONSENT SOLICITATIONS

ENGLEWOOD, Colorado (August 15, 2000) - Verio Inc. (NASDAQ: VRIO) today announced that it has extended the cash tender offers and consent solicitations (the "Debt Tender Offers") for its outstanding 13-1/2% Senior Notes due 2004, 10-3/8% Senior Notes due 2005, 11-1/4% Senior Notes due 2008, and 10-5/8% Senior Notes due 2009 (collectively, the "Notes") until 5:00 p.m., New York City time, on Wednesday, August 23, 2000. The Debt Tender Offers were previously scheduled to expire at 11:59 p.m., New York City time, on Monday, August 14, 2000.

Verio extended the Debt Tender Offers as a result of NTT Communications Corporation's announcement today, that it extended the expiration date of its tender offer (the "Equity Tender Offer") for all of the outstanding shares of common stock, all outstanding shares of Series A 6.75% Convertible Preferred Stock, and certain warrants to purchase shares of common stock of Verio until midnight, New York City time, on Monday, August 21, 2000. Verio's acceptance of the Notes pursuant to the Debt Tender Offers is subject to certain conditions, including the condition that NTT Communications Corporation shall have consummated the Equity Tender Offer.

As provided in the Offer to Purchase and Consent Solicitation Statement dated July 17, 2000, if the Debt Tender Offers are extended for more than three business days, the consideration to be paid for Notes tendered in the Debt Tender Offers will be recalculated at 2:00 p.m., New York City time, on the second business day prior to the expiration of the Debt Tender Offers. Therefore, because of the Wednesday, August 23, 2000 expiration date for the Debt Tender Offers, the consideration to be paid for Notes tendered will not be as stated in Verio's August 10, 2000 press release, but will be recalculated at 2:00 p.m., New York City time, on Monday, August 21, 2000.

Merrill Lynch & Co. is the exclusive dealer manager and solicitation agent for the Debt Tender Offers. Questions regarding the terms of the Debt Tender Offers may be directed to Merrill Lynch & Co. at (888) 654-8637 (toll-free) or (212) 449-4914 (collect), attention: Liability Management Group. Copies of the offering documents may be obtained by calling Morrow & Co., Inc. at (800) 662-5200 (toll-free) or (212) 754-8000 (collect).

Verio Inc. is the world's largest operator of Web sites for businesses and a leading provider of comprehensive Internet services, with an emphasis on serving the small and mid-sized business market. Verio offers customers a broad range of Internet solutions, including high-speed access, Web hosting, e-commerce, virtual private networks and other enhanced services. Verio supports its operations with highly reliable and scalable national infrastructure and systems including a Tier One national network. Verio delivers locally based sales and engineering support in markets across the U.S. under the Verio brand name and provides Web-hosting services to customers in more than 170 countries.

For more information on Verio, visit the company's Web site at www.verio.com or call 1-888-GET-VERIO. Corporate headquarters are located at 8005 S. Chester St., Suite 200, Englewood, Colorado 80112, (303) 645-1900.

Except for the historical information contained herein, certain matters set forth in this press release concerning Verio are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including but not limited to fluctuations in operating results, additional capital requirements, competition, integration of acquisitions, and implementation of network infrastructure. Readers are also encouraged to refer to Verio's reports from time to time filed with the Securities and Exchange Commission, including the company's current Annual Report on Form 10-K/A-1 filed on March 27, 2000; the Company's quarterly reports filed on Form 10-Q on May 10, 2000 and August 14, 2000; the company's current reports on Form 8-K filed on August 3, 2000, July 18, 2000, July 14, 2000, June 28, 2000, June 2, 2000, May 8, 2000, May 1, 2000, March 1, 2000 and February 28,
2000; and the company's Schedule 14D-9 filed on May 8, 2000 and each of the amendments thereto filed on May 18, May 24, June 13, June 15, June 20, June 30, July 14, July 20, July 28, August 1, and August 3, and August 11, 2000 for a further discussion of Verio's business and risk factors that may affect operating and financial results and other information regarding the pending acquisition of Verio and related transactions.